Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Announces Appointment of Executive Vice President and Chief Operating Officer and Senior Vice President and Chief Financial Officer; Schedules Third Quarter Release Call

TAMPA, Fla. — (PR Newswire) – November 4, 2004 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) today reported the appointment of Gary R. Enzor as Executive Vice President and Chief Operating Officer and Timothy B. Page as Senior Vice President and Chief Financial Officer.

Mr. Enzor comes to the Company from Swift Transportation Company, Inc. where he was Chief Financial Officer. Prior to that, Mr. Enzor served in senior executive positions with Allied Signal (and Honeywell, its successor), and Dell Computer. He received his Bachelors in Computer Science and his MBA from Florida Atlantic University.

Mr. Page comes to the Company from Perry Ellis International where he was Chief Financial Officer. Prior to that, he was Chief Operating Officer and a member of the Board of Farah, Inc. In the late 1980s, Mr. Page founded and ran his own specialty chemical and industrial gas manufacturing and distribution business. Mr. Page received his BS and MBA from the University of Wisconsin.

“With these two extraordinary hires, Quality Distribution completes a thoroughgoing upgrade of its senior staff,” said Thomas L. Finkbiner, Chairman and CEO. “Since January, we have added two independent directors each with deep credentials as financial experts, and we have strengthened our staff in the legal, financial, operational and safety areas by hiring outside talent at the highest level, retaining only the best performers on our current team, and, where possible, promoting from within. We now have a management team that is more talented and more experienced than we have ever had before.”

The Company also announced that Richard B. Marchese, a Director who had stepped down from his position as Chairman of the Audit and Corporate Governance Committees to serve as Interim Chief Financial Officer, will depart the staff and continue in his Board role. “Every member of the Board and the staff thanks Dick for the considerable personal sacrifice he made to help the Company bridge a difficult time.”

Mr. Page will join the Company December 1 and Mr. Enzor will join the Company December 13.

Third Quarter Results Call

The Company will release third quarter results on November 15, 2004, and will hold a teleconference and webcast to discuss its performance on November 16 at 9:00 a.m. Eastern time. To access the teleconference, please call 913-981-4911 or toll free 800-819-9193. The participant code is 862035. To access the soundcast, please log on to https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwznnzzvlcmdc

Replay of the teleconference call will be available from noon Eastern time on Tuesday, November 16 until 5:00 p.m. Eastern time November 30, 2004. The replay numbers are 719-457-0820, toll free 888-203-1112, with participate code 862035. Replay of the soundcast will be available 9:00 a.m. Wednesday, November 17, 2004.

3802 Corporex Park Drive, Suite 200, Tampa, FL 33619

Phone: 800-282-2031

Copies of this release and other financial information about the Company may be accessed on the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through Quality Carriers, Inc and TransPlastics, a division of Quality Carriers. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

Contact:	Thomas L. Finkbiner
President and Chief Executive Officer
800-282-2031 ext. 7361